Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Horizon Bancorp, Inc. on Form S-3 (Registration Nos. 333-177007, 333-86214, 333-156737, 333-205370, 333-222624, and 333- 230500) and on Form S-8 (Registration Nos. 333-98609, 333-112970, 333-166826, 333-189420, 333- 222329, and 333-222330) of our report dated April 24, 2018, on our audits of the consolidated financial statements of Salin Bancshares, Inc. as of December 31, 2017 and 2016, and for each of the two years in the period ended December 31, 2017, included in this Current Report on Form 8-K/A of Horizon Bancorp, Inc.

BKD, LLP

Indianapolis, Indiana

May 3, 2019